Exhibit 10.25

YELLOW ROADWAY

2004 LONG-TERM INCENTIVE PLAN

Plan Provision

Performance Focus	Consolidated Yellow Roadway Corporation (“Company”) performance

Performance Period	Overlapping three-year performance periods

Performance Criteria	Company performance measured against the S&P Mid Cap Index (400 companies) with target at the 50th percentile, threshold at the 25th percentile and maximum at the 75th percentile. In addition, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) may reduce any potential payment, under the Plan, based upon peer company performance relative to the Company or other performance factors that the Compensation Committee deems relevant.

Performance Measures and Weights	70% return on committed capital 30% net operating profit after taxes (“NOPAT”) growth

Threshold and Maximum Payment	Threshold 25% of target and maximum 200% of target.

Plan Formula

Form of Payment	50% cash and 50% Performance Share Units, awarded at the end of performance period. Performance Share Units are determined by dividing the cash value by the average daily share price through the performance period. Performance Share Units are converted to shares of stock and delivered to the participant upon becoming fully vested and all holding periods are fully satisfied. The Compensation Committee may, based upon an estimated calculation, pay out a percentage of any earned award (on both cash and equity portions) in the first quarter of the year following the performance period with the balance to be paid by the end of the 3rd quarter in that year once the final calculations can be made. The Compensation Committee, in its sole discretion, may determine the sample size of the comparison companies in the applicable S&P index.

Vesting of Performance Share Units	50% of the Performance Share Units vest after three years and the remaining 50% of the Performance Share Units vest after six years, in each case, from the date of grant. The participant will not receive any stock on the vesting of the first 50% until the holding period is satisfied on the 6th anniversary of the date of grant or termination of employment after vesting, whichever occurs earlier.

Termination of Employment	Vested Performance Share Units are converted to stock and delivered to the participant. Non-vested units are forfeited, and no payment is made for incomplete performance periods. The Compensation Committee, at its sole discretion, may determine to deliver unvested units to the terminating participant based on the circumstances of his or her separation from the Company.

Retirement and Disability	If the participant is age 65 upon termination of employment or is deemed to be totally or permanently disabled, both vested and non-vested Performance Share Units are converted to stock and delivered to the participant. If the participant terminates employment prior to age 65 and the participant is at least 55 years of age with the participant’s age plus years of service equal to at least 75, the Performance Share Units shall continue to vest on the same schedule as if the participant remained employed until age 65, and upon age 65 after such retirement all remaining Performance Share Units shall become fully vested and convert to shares of stock; provided, that the participant does not breach the non-competition covenant contained in the Performance Share Award agreement. For incomplete performance cycles upon such retirement, the participant will be paid both cash and stock at the end of the performance period on a pro rata basis based on the length of time he or she was actively employed during the performance period.

Death	Vested and non-vested Performance Share Units are converted to stock and delivered to the person’s estate. For incomplete performance cycles, the participant’s estate will be paid both cash and stock at the end of the performance period on a pro rata basis based on the length of time he or she was employed during the performance period.

Change of Control of Yellow Roadway	Vested and non-vested Performance Share Units are converted to shares of stock and delivered to the participant in the event of a “Change of Control”. For incomplete performance cycles, the participant will be paid both cash and stock on the date of the “Change of Control” on a pro rata basis based on the length of time he or she was actively employed during the performance period, assuming that the Company would meet a Target performance for each period. For the purposes of this Plan, “Change of Control” shall have the meaning that term is given in the Executive Severance Agreement between the participant and the Company, as it may be amended from time to time; or, if no such agreement exists, the meaning that term is given in the latest Executive Severance Agreement between the Company and its Chief Executive Officer.

New Participants	New participants in the plan will enter the plan at the effective date determined by the Compensation Committee and will have their target payment adjusted for partially completed performance periods.

Implementation of the revised Plan

Because of the impact of the Company’s acquisition of Roadway Corporation (“Roadway”) on the 2002-2004 and 2003-2005 performance cycles, Yellow Corporation (“Yellow”) only performance, compared to the S&P Small Cap Index, will be used for 2002 and 2003 for Yellow participants and Roadway only performance, compared to the S&P Small Cap Index, will be used for 2002 and 2003 for Roadway participants. Yellow Roadway Corporation performance as compared to the S&P Mid Cap Index for 2004 and 2005 will be used for those years for all participants. This 2004 Long Term Incentive Plan amends and restates the Long Term Incentive Plan adopted in 2002 in its entirety.